Exhibit 21.1

List of Subsidiaries of Xerium Technologies, Inc. (as of December 31, 2007)	State or Jurisdiction of Incorporation or Organization
Beloit Asia Pacific (M) Inc.	Mauritius
Beloit Xibe Roll Covering Company Ltd.	China
Huyck Argentina Sociedad Anónima	Argentina
Huyck Licenso Inc	Delaware
Huyck.Wangner Australia Pty. Limited	Australia
Huyck.Wangner Austria GmbH	Austria
Huyck.Wangner Italia SpA	Italy
Huyck.Wangner Japan Limited	Japan
Huyck.Wangner Germany GmbH	Germany
Huyck.Wangner Scandinavia AB	Sweden
Huyck.Wangner Spain SA	Spain
Huyck.Wangner (Shanghai) Trading Co. Ltd.	China
Huyck.Wangner (UK) Limited	United Kingdom
Huyck.Wangner (Vietnam) Co. Ltd.	Vietnam
PMP (Changzou) Roll Technologies Co. Ltd.	China
Robec Brazil LLC	Brazil
Robec Walzen GmbH	Germany
Stowe Woodward Finland Oy	Finland
Stowe Woodward México, SA De C.V.	Mexico
Stowe Woodward Sweden AB	Sweden
Stowe-Woodward Limited	United Kingdom
Stowe-Woodward (UK) Limited	United Kingdom
Stowe Woodward France SAS	France
Stowe-Woodward/Mount Hope Inc	Canada
Stowe Woodward AG	Germany
Stowe Woodward LLC	Delaware
Stowe Woodward Licensco LLC	Delaware
TIAG Transworld Interweaving GmbH	Switzerland
Wangner Itelpa I LLC	Delaware
Wangner Itelpa II LLC	Delaware
Wangner Itelpa Participações Ltda.	Brazil
Wangner Limited	Ireland
Weavexx Corporation	Delaware
Weavexx Corporation	Canada
Xerium Asia Holding Ltd	Hong Kong
Xerium Asia, Inc.	Delaware
Xerium SAS	France
Xerium Germany Holding GmbH	Germany
Xerium Italia SpA	Italy
Xerium do Brasil Ltda	Brazil
Xerium Technologies Limited	United Kingdom
Xerium Technologies Brasil Indústria e Comércio S.A.	Brazil
Xerium III (US) Limited	Delaware
Xerium IV (US) Limited	Delaware
Xerium V (US) Limited	Delaware
XTI LLC	Delaware